                                                                       Exhibit 2
                             SHAREHOLDER AGREEMENT


          THIS SHAREHOLDER AGREEMENT (this "Agreement") dated as of February 17, 1997 is by and among Marriott International, Inc., a Delaware corporation ("PARENT"), and Diamant Hotel Investments N.V., a Netherlands Antilles corporation ("SHAREHOLDER").


                             W I T N E S S E T H:
                             -------------------

          WHEREAS, simultaneously with the execution of this Agreement, Parent and Renaissance Hotel Group N.V., a Netherlands corporation (the "COMPANY"), have entered into an Acquisition Agreement (as such Acquisition Agreement may hereafter be amended from time to time, the "ACQUISITION AGREEMENT"), pursuant to which Parent has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "OFFER") to purchase all shares of common stock of the Company (the "COMPANY COMMON STOCK");

          WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, 16,368,000 shares of Company Common Stock;

          WHEREAS, as an inducement and a condition to its entering into the Acquisition Agreement and incurring the obligations set forth therein, including the Offer, Parent has required that Shareholder enter into this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Acquisition Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.   Certain Definitions.  Capitalized terms used and not defined
               -------------------
herein have the respective meanings ascribed to them in the Acquisition Agreement. In addition, for purposes of this Agreement:

          "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Shareholder, "AFFILIATE" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

          "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "BENEFICIAL OWNERSHIP" of such securities (as determined pursuant to Rule

13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "OWNED SHARES" means the shares of Company Common Stock owned by Shareholder on the date hereof, together with any other shares of Company Common Stock, or any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any securities convertible into or exercisable or exchangeable for such securities (whether or not subject to contingencies with respect to any matter or proposal submitted for the vote or consent of shareholders of the Company) now or hereafter Beneficially Owned by Shareholder.

          "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

          2.   Tender of Shares.  Shareholder hereby agrees to tender (or to
               ----------------
cause the record owner thereof to tender), pursuant to and in accordance with the terms of the Offer, all Owned Shares. Shareholder hereby acknowledges and agrees that Parent's obligation to accept for payment and pay for shares of Company Common Stock in the Offer, including any Owned Shares tendered by Shareholder, is subject to the terms and conditions of the Offer. The parties agree that Shareholder will, for all Owned Shares tendered by Shareholder in the offer and accepted for payment and paid for by Parent, receive the same per share consideration paid to other shareholders who have tendered into the Offer.

          3.   Voting of Owned Shares.  Shareholder hereby agrees that during
               ----------------------
the period commencing on the date hereof and continuing until the earlier of
(x) the consummation of the Offer and (y) termination of the Option Period (as hereinafter defined) (such period being referred to as the "VOTING PERIOD"), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, subject to the absence of a preliminary or permanent injunction or other final order by any United States federal, state or foreign court barring such action, Shareholder shall vote (or cause to be voted) all Owned Shares: (i) in favor of the Offer, the execution and delivery by the Company of the Acquisition Agreement and the approval and acceptance of the Offer and the terms thereof and each of the other actions contemplated by the Acquisition Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Acquisition

Agreement or of Shareholder under this Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Offer or the transactions contemplated thereby or hereby; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Offer and the transactions contemplated by the Acquisition Agreement and this Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (including any Alternative Transaction); (B) any sale, lease or transfer of a substantial portion of the assets or business of the Company or its subsidiaries, or reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its subsidiaries; or (C) any change in the present capitalization of the Company including any proposal to sell any equity interest in the Company or any of its subsidiaries. Shareholder shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 3.

          4.   Restrictions on Transfer, Proxies; No Solicitation.
               --------------------------------------------------
(a) Shareholder shall not, until the termination of the Option Period, directly or indirectly: (i) except as provided in Sections 2 and 5 hereof, Transfer (including the Transfer of any securities of an Affiliate which is the record holder of Owned Shares if, as the result of such Transfer, such Person would cease to be an Affiliate of Shareholder) to any Person any or all Owned Shares; (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares; or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or would result in a breach by Shareholder of its obligations under this Agreement or a breach by the Company of its obligations under the Acquisition Agreement.

          (b) Until the termination of the Option Period, Shareholder shall not, and shall cause its Representatives not to, directly or indirectly,
(i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Alternative Transaction or any inquiry with respect thereto, or (ii) in the event of an unsolicited Alternative Transaction Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, any of its Affiliates or representatives) relating to any Alternative Transaction. Shareholder agrees to notify Parent orally and in writing of any such offers, proposals, inquires relating to the purchase or acquisition by any Person of any Owned Shares (including without limitation the terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. Shareholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Alternative Transaction relating to the Company, other than discussions or negotiations with Parent and its Affiliates.

          (c) During the Voting Period, Shareholder will not, directly or indirectly, make any public comment, statement or communication, or take any action that would otherwise require any public disclosure by Shareholder, Parent or any other Person, concerning the Offer and the other transactions contemplated by the Acquisition Agreement and this Agreement except for any disclosure
(i) concerning the status of Shareholder as a party to such agreements, the terms thereof, and its beneficial ownership of Shares required pursuant to
Section 13(d) of the Exchange Act or (ii) required in the Schedule 14D-9 or otherwise by applicable law.

          5.   The Option.
               ----------

          (a) Grant of Option.  Shareholder hereby grants to Parent an exclusive
              ----------------
and irrevocable option (the "OPTION") to purchase, during the period and subject to the conditions set forth in this Section 5, all Owned Shares at the exercise price specified in Section 5(b) hereof.

          (b) Exercise Price.  The exercise price for each Owned Share (the "PER
              --------------
SHARE EXERCISE PRICE") with respect to which the Option is exercised shall be $30.00.

          (c) Exercise of Option.  The Option may be exercised by Parent or any
              ------------------
holder of the Option at any time during the period (the "OPTION PERIOD"), from and after the occurrence of a Trigger Event (as defined below) and prior to the six-month anniversary of such Trigger Event by sending a written notice (a "NOTICE OF EXERCISE") to Shareholder at the address specified for notice pursuant to Section 12(f), specifying (i) the location (which shall be in Washington, D.C.), date and time for the closing (the "CLOSING") of such purchase (which date shall be no later than 60 business days and no earlier than two business days after the date such notice is given, and in no event earlier than the date on or by which the condition specified in Section 5(e)(i) has been satisfied or waived) and (ii) the Per Share Exercise Price. Parent shall have the right to revoke or cancel a Notice of Exercise or to postpone the Closing at any time prior to such Closing, and no such revocation, cancellation or postponement shall cause the Option to terminate or become unenforceable, and Parent's rights under this Agreement shall remain in full force and effect. "TRIGGER EVENT" means any termination of the Acquisition Agreement (x) under
Section 7.1(c) or (d) of the Acquisition Agreement, or (y) so long as Parent shall not have materially breached the Acquisition Agreement or this Agreement, under Section 7.1(b)(i)(y) of the Acquisition Agreement if at the expiration or termination of the Offer there is pending or outstanding an Alternative Transaction Proposal.

          (d) Closing.  At the Closing, Parent shall deliver to Shareholder
              -------
(x) the Per Share Exercise Price multiplied by (y) the number of Owned Shares, and Shareholder shall deliver to Parent certificates representing all Owned Shares free and clear of all liens, claims, charges, encumbrances, rights or interests of any kind or nature whatsoever, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents necessary to effectuate and evidence the transfer.

          (e) Conditions to Closing.  The obligations of Parent to proceed with
              ---------------------
any Closing shall be subject to the satisfaction or waiver by Parent of the following conditions prior to such Closing:

               (i) any waiting period(s) under any applicable laws shall have expired or been terminated and any required governmental approvals shall have been obtained; and

               (ii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority, subsequent to the date of this Agreement, which prohibits or restricts any of the transactions contemplated by this Agreement or the Acquisition Agreement.

     6.   [Intentionally Omitted]

     7.   Non-Solicitation.  For a period of one year from the date hereof,
          ----------------
neither Shareholder nor any of its Representatives or Affiliates shall solicit for hire any employees of Parent, or any of its subsidiaries with whom Shareholder or its Representatives have had contact in connection with this Agreement and the Acquisition Agreement or any employees of the Company or its subsidiaries.

     8.   Representations and Warranties of Shareholder.  Shareholder hereby
          ---------------------------------------------
represents, warrants and covenants to Parent as follows:

          (a) Shareholder is a corporation duly organized and validly existing under the laws of the Netherlands Antilles. Shareholder has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Shareholder of this Agreement and the performance by Shareholder of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Shareholder, and no other proceedings or actions on the part of Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specified performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) Shareholder is the sole record holder and Beneficial Owner of 16,368,000 shares of Company Common Stock, and has good and marketable title to all of such shares, free and clear of all liens, claims, options, proxies, voting agreements, security interests, charges and encumbrances. The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by Shareholder, and except for the Owned Shares Shareholder does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any securities convertible into Company Common Stock. Except as provided in Section 2(b) hereof and in this Section 8(c), Shareholder has sole power to vote and to dispose of the Owned Shares, and sole power to issue instructions with respect to the Owned Shares to the extent appropriate in respect of the matters set forth in this Agreement, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case which respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (d) Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the Exchange Act, (i) no filing will, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate or incorporation or by-laws or other organizational documents of Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of its properties or assets (including the Owned Shares) may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of its properties or assets.

          (e) Shareholder understands and acknowledges that Parent is entering into the Acquisition Agreement, and is incurring the obligations set forth therein, in reliance upon Shareholder's execution and delivery of this Agreement.

          (f) Shareholder agrees with and covenants to Parent that Shareholder shall not request that the Company or Parent, as the case may be, register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of the securities of the Company or of Parent, as the case may be, unless such Transfer is made in compliance with this Agreement.

          9.  Representations and Warranties of Parent.  Parent hereby
              ----------------------------------------
represents, warrants and covenants to Shareholder as follows:

          (a) Parent is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is in good standing under the laws of its jurisdiction of incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligation hereunder have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) Except for filings, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or any of its properties or assets.

          10.  Further Assurances.  From time to time, at the other party's
               ------------------
request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          11.  Termination.  All representations, warranties and agreements
               -----------
contained in this Agreement shall terminate on the third anniversary of the date hereof unless any such representation, warranty or agreement explicitly terminates earlier in accordance with the terms of this Agreement.

          12.  Miscellaneous.
               -------------

          (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Shareholder agrees that this Agreement and the respective rights and obligations of Shareholder hereunder shall attach to any shares of Company Common Stock, and any securities convertible into such shares, that may become Beneficially Owned by Shareholder.

          (c) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, and Parent, on the one hand, and Shareholder, on the other hand, shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliates.

          (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that Parent may assign its rights and obligations hereunder to any
--------
subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. It is understood that Parent expects to delegate its rights and obligations hereunder and under the Acquisition Agreement to a wholly-owned Netherlands subsidiary. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

          (f) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Shareholder:

               c/o ABN Amro Trust Company
               Pietermaai nr.15
               Curacao, Netherlands Antilles


          copy to:

               Stroock & Stroock & Lavan LLP
               180 Maiden Lane
               New York, New York  10038
               Attn:  Stephan H. Haimo, Esq.


          If to Parent:

               Marriott International, Inc.
               10400 Fernwood Road
               Bethesda, Maryland  20857
               Attn:  General Counsel, Dept. 52/923


          copy to:

               O'Melveny & Myers LLP
               555 13th Street, Suite 500 W
               Washington, D.C.  20004
               Attn:  Jeffrey J. Rosen, Esq.


          (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in New York.

          (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the New York Courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

          (k) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

          (l) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                              MARRIOTT INTERNATIONAL, INC.


                              By:  /s/ Arne Sorenson
                                 ------------------------------------
                                    Name:  Arne Sorenson
                                    Title:  Senior Vice President



                              DIAMANT HOTEL INVESTMENTS N.V.



                              By: /s/ Robert W. Oleson
                                 -----------------------------------
                                    Name:  Robert W. Oleson
                                    Title:  Managing Director


          New World Hotel (Holdings) Limited, a Hong Kong corporation, represents that it is the Beneficial Owner of all of the outstanding capital stock of Shareholder and hereby unconditionally guarantees the performance by Shareholder of all of its obligations under the foregoing Shareholder Agreement.

                              NEW WORLD HOTEL (HOLDINGS) LIMITED



                              By: /s/ Henry Cheng Kar-Shun
                                 ------------------------------------
                                    Name:  Henry Cheng Kar-Shun
                                    Title:  Managing Director


                                      S-1